Exhibit 99.1

PHC Announces Fiscal 2010 Second Quarter Results

•	Net Patient Care Revenue Increases 18.7%

•	Income From Operations Increases $1.4 Million

•	Net Income Applicable to Common Shareholders Improves $2 Million to $0.3 Million

PEABODY, Mass.--(BUSINESS WIRE)--PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex: PHC), “Pioneer” or (the ”Company”), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the Company's 2010 second fiscal quarter ended December 31, 2009. The results exclude the operations of the Company`s research division, Pivotal Research Centers, Inc. ("Pivotal"), which was sold during the 2009 third fiscal quarter and was accounted for as a discontinued operation.

Total net revenue from continuing operations increased 16.7% to $12.9 million for the three months ended December 31, 2009 compared to $11.0 million for the three months ended December 31, 2008. The revenue increase is due to higher net patient care revenue, which was partially offset by a decline in contract services revenue. The fiscal second quarter is seasonally the Company’s slowest.

Net patient care revenue increased 18.7% to $12.0 million for the three months ended December 31, 2009 from $10.1 million for the three months ended December 31, 2008. The increase in revenue was due primarily to increased census across the Company’s facilities, including higher census at Seven Hills Hospital in Las Vegas and the Company’s new chemical dependency unit at Harbor Oaks Hospital in Michigan which opened in September 2009. Contract support services revenue provided by Wellplace declined 4.6% to $0.8 million for the three months ended December 31, 2009 compared to $0.9 million in the year earlier period. The decrease was due to the expiration of the Company's smoking cessation contract with a government contractor in the first quarter of last year.  The Company expects to increase this revenue through new contracts for EAP (Employee Assistance Programs).

Income from operations improved $1.4 million to $0.5 million for the 2010 fiscal second quarter compared to a loss of $0.8 million in the same period a year ago. The 2010 fiscal second quarter results were impacted by an expense of approximately $135,000 incurred in connection with a lease termination. Income before taxes was $0.5 million for the three-month period ended December 31, 2009 compared to a pre-tax loss of $0.9 million in the year-earlier period. Net income applicable to common shareholders was $0.3 million for the fiscal 2010 second quarter, or $0.01 per diluted share, compared to a net loss of $1.7 million or $0.09 per share in the fiscal 2009 second quarter. The fiscal 2009 second quarter results included a loss of $1.3 million associated with the sale of Pivotal. The 2010 fiscal second quarter represented the Company’s fourth consecutive quarter of profitability.

For the six months ended December 31, 2009, total net revenue from continuing operations was $25.5 million compared to $22.7 million in the year earlier period. Net patient care revenue was $23.8 million for the six months ended December 31, 2009 compared to $20.7 million in the previous year period. In the same six-month period, income from operations was $0.9 million compared to a loss of $1.3 million in the six months in fiscal 2009. Net income applicable to common stockholders was $0.5 million, for the six months ended December 31, 2009, or $0.03 per diluted share compared to a net loss of $2.0 million, or a loss of $0.10 per share for the previous year period.

As of December 31, 2009, the Company had cash and cash equivalents of $2.8 million. Stockholders’ equity improved from $16.0 million as of June 30, 2009 to $16.4 million as of December 31, 2009.

"We reported another quarter of improved operating results and GAAP profitability in what is seasonally the slowest period of the year due to the holiday season,” said Bruce A. Shear, Pioneer's president and CEO.  “Despite this, net patient care revenue increased sequentially, and profitability, as reflected by gross margins in net patient care revenue increased from 41.6% in the year earlier period to 46.3% in the current quarter, due to a more favorable mix of patients. We continue to experience growing utilization across our facilities, and believe that as implementation of the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008 is applied to payers beginning mid-year, that utilization will accelerate. While we expect that there will continue to be opportunities to reinvest in our business, we believe our solid balance sheet also allows us to selectively pursue acquisitions that would allow the Company to accelerate its growth. We expect operating results will continue to improve and believe the future is exciting.”

The Company will hold a conference call at 9:00 a.m. eastern time today to discuss the results. Interested parties should dial (888) 680-0893 (domestically) or (617) 213-4859 (internationally) and use conference passcode 74098037. A replay of the call will be available for 30 days and can be accessed by dialing 888-286-8010 (domestically) or 617-801-6888 (internationally) and using passcode 15921097. Preregistration for the call is available by visiting https://www.theconferencingservice.com/prereg/key.process?key=PYRRC4LVK

About PHC d/b/a Pioneer Behavioral Health

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare Company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The Company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the Company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:

PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO

Investor Relations:

CEOcast, Inc.

Dan Schustack, 212-732-4300

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
	December 31,	June 30,
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$2,782,395	$3,199,344
Accounts receivable, net of allowance for doubtful accounts of $2,843,076 at December 31, 2009 and 30,618 at June 30, 2009	7,630,903	6,315,693
Other receivables-third party	65,190	170,633
Prepaid expenses	438,284	441,945
Prepaid income taxes	21,966	33,581
Other receivables and advances	664,517	674,357
Deferred income tax asset – current	923,625	923,625
Total current assets	12,526,880	11,759,178
Restricted cash	512,197	512,197
Accounts receivable, non-current	41,964	35,000
Other receivables	76,996	55,627
Property and equipment, net	4,605,562	4,687,110
Deferred income tax asset – non-current	1,902,354	1,902,354
Deferred financing costs, net of amortization of $509,705 and $436,440 at December 31, 2009 and June 30, 2009	262,536	335,801
Goodwill	969,098	969,098
Other assets	2,359,310	2,435,628
Total assets	$23,256,897	$22,691,993
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,386,724	$1,375,436
Current maturities of long-term debt	798,171	652,837
Revolving credit note	1,044,064	863,404
Current portion of obligations under capital leases	109,503	103,561
Accrued payroll, payroll taxes and benefits	1,485,941	1,570,639
Accrued expenses and other liabilities	1,586,411	1,461,499
Total current liabilities	6,410,814	6,027,376
Long-term debt, net of current maturities	315,923	488,426
Obligations under capital leases	75,998	132,368
Total liabilities	6,802,735	6,648,170
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,860,034 and 19,840,793 shares issued at December 31, 2009 and June 30, 2009, respectively	198,600	198,408
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,021 and 775,080 issued and outstanding at December 31, 2009 and June 30, 2009, respectively, each convertible into one share of Class A common stock	7,750	7,751
Additional paid-in capital	27,838,561	27,667,597
Treasury stock, 877,404 and 626,541 shares of Class A common stock at December 31, 2009 and June 30, 2009, respectively, at cost	(1,398,365)	(1,125,707)
Accumulated deficit	(10,192,384)	(10,704,226)
Total stockholders’ equity	16,454,162	16,043,823
Total liabilities and stockholders’ equity	$23,256,897	$22,691,993

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Patient care, net	$11,992,372	$10,105,942	$23,760,040	$20,665,438
Contract support services	872,191	914,374	1,751,951	2,046,783
Total revenues	12,864,563	11,020,316	25,511,991	22,712,221
Operating expenses:
Patient care expenses	6,439,782	5,906,307	12,878,345	12,064,464
Cost of contract support services	741,504	771,505	1,468,981	1,599,284
Provision for doubtful accounts	455,345	308,329	928,318	754,143
Administrative expenses	4,714,227	4,877,390	9,366,744	9,572,364
Total operating expenses	12,350,858	11,863,531	24,642,388	23,990,255

Income (loss) from operations	513,705	(843,215)	869,603	(1,278,034)

Other income (expense):
Interest income	29,733	44,206	62,107	95,475
Other income	74,305	24,888	123,661	55,742
Interest expense	(80,885)	(96,306)	(161,478)	(177,948)

Total other income (expense), net	23,153	(27,212)	24,290	(26,731)

Income (loss) before income taxes	536,858	(870,427)	893,893	(1,304,765)
Income tax (benefit) provision	248,619	(466,634)	382,050	(506,053)

Income (loss) from continuing operations	288,239	(403,793)	511,843	(798,712)

Discontinued operations – net of tax – Pivotal	--	(1,312,280)	--	(1,250,064)

Net income (loss) applicable to common shareholders	$288,239	$(1,716,073)	$511,843	$(2,048,776)

Basic net income (loss) per common share
Continuing operations	$0.01	$(0.02)	$0.03	$(0.04)
Discontinued operations	--	(0.07)	--	(0.06)
	$0.01	$(0.09)	$0.03	$(0.10)

Basic weighted average number of shares outstanding	19,800,509	20,131,080	19,899,029	20,154,583

Diluted net income (loss) per common share
Continuing Operations	0.01	(0.02)	0.03	(0.04)
Discontinued operations	--	(0.07)	--	(0.06)
	$0.01	$(0.09)	$0.03	$(0.10)

Diluted weighted average number of shares outstanding	19,855,419	20,131,080	20,012,602	20,154,583